Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 3, 2005 relating to the financial statements of Micro Investment, LLC (a wholly-owned subsidiary of ev3 Inc.) and financial statement schedule, to the extent Micro Investment, LLC has been included in the financial statement schedule of ev3 LLC, for the year ended December 31, 2002, which appear in ev3 Inc.’s Registration Statement on Form S-1 (No. 333-123851), as amended.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Minneapolis, Minnesota

September 29, 2005